EMPLOYMENT LETTER

November 26, 2001

Dr. Reed Jensen
112C Longview Drive
Los Alamos NM 87544

Dear Dr. Jensen:

Re: Offer of Employment

We are pleased to offer you the position of President with Renewable Energy Corp. (the "Company"). This enclosed letter (the "Letter Agreement") sets out the terms and conditions upon which the Company is prepared to employ you. Your execution of this Letter Agreement constitutes your acceptance of the following terms and conditions:

1. EMPLOYMENT TERM

1.1 The Company agrees to employ you for a two (2) year term (the "Term") commencing November 26, 2001, and ending upon completion of the Term, or upon termination pursuant to section 7 of this Letter Agreement. Upon expiration of this Term (or any subsequent Renewal Term), the Company may, at its option, renew your employment for a further two (2) additional three (3) year terms (each a "Renewal Term"), upon the terms and conditions set out in this Letter Agreement.

2. JOB DESCRIPTION

2.1 You will perform the duties and responsibilities set out in Schedule "A" to this Letter Agreement, and such other incidental duties and responsibilities as may be required by the Company and assigned to you from time to time (the "Services").

2.2 You agree that the Company may change or amend the Services performed by you at any time, at the sole discretion of the Company and that such change shall not affect the validity or enforceability of this Letter Agreement.

2.3 You agree that performance of the Services under this Letter Agreement shall be subject to all Company policies, procedures and rules in effect at the time, as may be amended by the Company at its sole discretion from time to time.

3. REMUNERATION AND BENEFITS

3.1 The Company will pay to you a monthly salary of US$10,000.

3.2 Your stock option entitlement shall be as follows:

(a) During the Term, the Company will cause Sun Power Corporation (the "Sun Power") to grant to you 250,000 stock options of Sun Power with the exercise price per common share to be according to SEC regulations.

(b) During any subsequent Renewal Term, the parties shall agree upon the number and timing of options to be provided to you during such Renewal Term.

(c) Your stock option entitlement shall be subject to the terms of a stock option agreement between you and Sun Power (the "Stock Option Agreement"), which terms shall supersede the terms of this Letter Agreement.

3.3 You shall be entitled to participate in the employee benefit plan offered by the Company to its employees, subject to the terms and conditions of the plan. The benefit plan, or portions of it, may be altered, amended, introduced, or discontinued by the Company from time to time. The policy documents for the benefit plan shall determine your benefit entitlement.

4. EXPENSES

4.1 In accordance with the policies formulated by the Company from time to time, you shall be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses you will keep proper accounts and will furnish statements and receipts to the Company within 30 days after the date the expenses were incurred.

5. VACATION

5.1 You will be entitled to an annual vacation of 3 weeks, pro-rated for the Term and any subsequent Renewal Term.

6. EXCLUSIVE SERVICE

6.1 You shall devote your working time and attention to the performance of the Services under this Letter Agreement and shall not, during the Term and any subsequent Renewal Term, engage in any other business duties, activities or employment that competes or conflicts with the business or activities of the Company. You further agree to truly and faithfully serve the best interests of the Company at all times during the Term and any subsequent Renewal Term.

6.2 Your work will be of such a nature that regular hours may be insufficient and impractical, and occasions may arise where you will be required to work more than 8 hours per day, or more than 5 days per week. It is also anticipated that you may be required to work evenings, weekends, or holidays in order to properly perform the Services. The consideration set out in this Letter Agreement shall be in full and complete satisfaction for any and all work you perform for the Company, regardless of where and when such work and Services are performed. You shall not be entitled to any overtime payment, or any other additional payment for the performance of the Services. In return, the Company recognises that so long as you properly perform the Services, you may devote the remainder of your time and attention to other non-competing pursuits.

7. TERMINATION OF EMPLOYMENT

7.1 Either you or the Company may terminate your employment at any time without notice for cause, or upon notice as set out below without cause.

7.2 You may resign upon giving to the Company 30 day's prior written notice. On receipt of this notice of resignation, the Company may elect to pay to you 30 day's base salary in respect of the notice period, in which case the resignation shall be effective immediately upon such payment being made, regardless of whether the resignation was for a date beyond 30 days from the date the notice was received.

7.3 The Company may terminate your employment at any time without cause upon providing to you 30 days notice.

7.4 The Company may provide to you either actual notice of termination, a severance payment in lieu of notice of termination, or any combination of actual notice and severance payment totalling the amount of notice or pay in lieu of notice to which you are entitled.

7.5 It is agreed that in the event of termination of employment, neither you nor the Company shall be entitled to any notice or payment in excess of that specified in this section 7. Subject to the terms of the Stock Option Agreement, and notwithstanding section 3.2 of this Letter Agreement, no further options shall vest to you after you have received notice of termination of your employment.

7.6 If the Employment Standards Act or other applicable legislation should provide for a period of notice that is greater than that set out in this section 7, the Company shall comply with that legislation and you shall be entitled to receive the notice of termination as prescribed therein.

8. CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

8.1 You acknowledge that pursuant to the terms of this Letter Agreement, you will acquire information of a confidential nature relating to the business of the Company, including, without limitation, product information, trade secrets, technical information, marketing strategies, sales and pricing policies, costing information concerning products and services provided by the Company, financial information, business plans, list of suppliers, lists of present and prospective customers of the Company and related information (the "Confidential Information") which is the exclusive property of the Company and which, if disclosed, could cause irreparable harm to the Company. Accordingly, you agree and undertake that during the Term and any subsequent Renewal Term, and following the termination of this Letter Agreement for any reason, you shall:

(a) treat confidentially all Confidential Information belonging to the Company; and

(b) shall not use or disclose the Confidential Information to any third party, except for the purpose of carrying out the Services under this Letter Agreement.

8.2 You further agree and undertake that during the Term and any subsequent Renewal Term and for a period of one (1) year from the date of termination of this Letter Agreement for any reason, you shall not:

(a) solicit or entice, or attempt to solicit or entice, either directly or indirectly, any investor, supplier, customer or prospective customer of the Company as at the date of termination of this Letter Agreement, to become an investor, supplier or customer of any business or enterprise that competes with the Company anywhere in the province of British Columbia; or

(b) solicit or entice, or attempt to solicit or entice, either directly or indirectly, any employee of the Company as at the date of termination of this Letter Agreement, to become an employee of any business or enterprise that competes with the Company anywhere in the province of British Columbia.

8.3 Upon the termination of your employment with the Company for any reason, you will deliver to the Company any and all property belonging to the Company or its clients, including, without limitation, any devices, records, data, notes, reports, proposals, client lists, correspondence, materials, equipment or other documents or property, and any copies or reproductions thereof, which may have come into your possession or been generated or developed by you during the course of your employment.

9. MISCELLANEOUS

9.1 This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico, and the federal laws of the United States of America applicable therein.

9.2 This Letter Agreement and any other agreement expressly referred to herein supersedes any prior agreement, whether written or oral, with respect to your employment by the Company.

9.3 In accepting employment with the Company, you acknowledge that you have relied solely and exclusively upon the terms and conditions expressly set out in this Letter Agreement, and not upon any other representations which may have been made to you either during or after the hiring process.

9.4 If any covenant or provision of this Letter Agreement is found to be invalid or unenforceable in whole or in part, for any reason, such provision shall be deemed not to affect or impair the validity or enforceability of any other covenant or provision of this Letter Agreement, which shall continue to have full force and effect.

9.5 The waiver by the Company of any breach by you of any provision of this Letter Agreement shall not operate or be construed as a waiver by the Company of any subsequent breach of the same or any other provision of this Letter Agreement by you.

9.6 No modification or amendment of this Letter Agreement shall be binding upon either party unless witnessed in writing and duly executed by both parties.

9.7 This Letter Agreement shall enure to the benefit of and be binding upon the parties hereto, together with their personal representatives, successors and permitted assigns.

9.8 This Letter Agreement is a personal service agreement and may not be assigned by either party without the prior written consent of the other party.

9.9 This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

9.10 Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.

If you are prepared to accept employment with the Company on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this Letter Agreement where indicated, and return one copy to us.

We ask that you fully consider all of the above terms, and obtain any advice that you feel is necessary, including legal advice, before you execute this Letter Agreement. Please take whatever time is necessary to obtain such advice.

Yours very truly,

Renewable Energy Corp.

Per: /s/ signed
Authorized Signatory

Accepted and agreed to this 26 day of November, 2001. I have read and understand the terms and conditions of employment set out in this Letter Agreement.

/s/ Dr. Reed Jensen
Dr. Reed Jensen

Schedule "A" to Employment Letter

Your duties and responsibilities shall include:

Provide senior management to Renewable Energy Corporation. Establish vision, roles and goals for the dynamic development agenda that is the mission of the company. Take responsibility for the technical quality of the work. Intellectual and hardware products must stand peer review and become the foundation of a strong legacy for the company. Lead in recruitment and retention of an outstanding cadre and staff of people who can carry out the demanding tasks in a very highly competitive business. The present immediate and pressing goal is to construct a pilot module for the Direct Solar Reduction of Carbon Dioxide. Detailed schedule and budget will be worked out in the near future. Detailed duties will descend from this assignment.